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                                                   UNITED STATES
                                         SECURITIES AND EXCHANGE COMMISION
                                              WASHINGTON, D.C. 20549

                                                    FORM 12B-25




                                            NOTIFICATION OF LATE FILING
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
(Check One):  [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q  [ ] Form N-SAR
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                  For Period Ended: September 3, 2001
                                    -----------------

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                   -------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

N/A
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PART I - REGISTRANT INFORMATION

   United Petroleum Corporation
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Full Name of Registrant


N/A
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Former Name If Applicable


5800 N.W.  74th Avenue
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Address of Principal Executive Office (Street and Number)


Miami, Florida 33166
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City, State and Zip Code

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PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]               (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, 11-K or
                           Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition Report or portion thereof, could not be filed within the prescribed time period.


Personnel essential to the preparation and review of the Company's report on Form 10-K for the fiscal year Ended September 3, 2001 have been unavailable to assist the Company. In addition, on October 30, 2001, the Company, its three operating subsidiaries, United Petroleum Group, Inc., Jackson United Petroleum Corporation and Calibur Systems, Inc. together with United Petroleum Group, Inc.'s three subsidiaries, United C-Store Holdings, LLP, F.S. Gas Subsidiary, Inc. and F.S. Non-Gas Subsidiary, Inc. filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware (Case Nos. 01-11052 through 01-11058 - Jointly Administered)


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Jorge Cano                (305)             592-5101, ext. 2210
          -----------------          ----------          -------------------
              (Name)                 (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).   [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof? [X] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          United Petroleum Corporation
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date     December 03, 2001                   By  /s/ JORGE CANO
     ---------------------------------          --------------------------------
                                                  Jorge Cano
                                                  President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
       INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).